Exhibit 3.1
FIRST AMENDMENT
TO AMENDED AND RESTATED BYLAWS
OF FORESTAR REAL ESTATE GROUP INC.
     This First Amendment to the Amended and Restated Bylaws of Forestar Real Estate Group Inc., dated as of December 11, 2007 (the “Bylaws”), hereby amends the Bylaws as follows effective as of February 12, 2008:
     1. Article IX of the Bylaws is hereby amended and restated in its entirety as follows:
“ARTICLE IX
FISCAL YEAR
     The fiscal year of the Company shall end at the close of business on December 31 in each year.”
          2. As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.

/s/ David M. Grimm
David M. Grimm, Secretary